Registration No. 33-66938
                                                                Rule 424(b)(3)

          PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JANUARY 14, 1994


              Merrill Lynch Home Equity Acceptance, Inc., Seller
                   Subordinate Mortgage Backed Certificates,
                        Series 1994A, Class A-1 and A-2

                       MERRILL LYNCH CREDIT CORPORATION
                                Master Servicer
         -----------------------------------------------------------------

     On January 18, 1994, Subordinate Mortgage Backed Certificates, Series 1994A, Class A-1 and A-2 (the "Class A Certificates") were issued in an approximate original aggregate principal amount of $103,636,222. The Class A Certificates represented beneficial interests of approximately 77.7% in the Trust Fund comprised of certain subordinate mortgage pass-through certificates issued pursuant to separate pooling and servicing agreements each by and among Merrill Lynch Home Equity Acceptance, Inc., as seller, Merrill Lynch Credit Corporation, as master servicer, and Bankers Trust Company of California, N.A., as trustee. This Prospectus Supplement to the above-referenced Prospectus (the "Prospectus") supplements and updates certain of the information set forth in the Prospectus. Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus.

     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs--Prime First and Fixed Rate Mortgage Loans--Delinquency and Loan Loss Experience" on page 66 of the Prospectus are hereby updated, in their entirety, as follows:

                                      PRIMEFIRST(R)LOAN DELINQUENCY EXPERIENCE
                                              (Dollars in Thousands)

                                     December 31, 2001    December 31, 2000     December 31, 1999
                                    --------------------  --------------------- ----------------------
                                    Number of             Number of             Number of
                                    PrimeFirst Principal  PrimeFirst Principal  PrimeFirst  Principal
                                      Loans     Amount      Loans      Amount     Loans       Amount
                                    ---------- ---------- ---------- ---------- ---------- -----------
PrimeFirst Loans
  Outstanding...................        4,873  $1,858,197     17,917  $6,750,058    11,223 $4,526,896
                                    ---------- ---------- ---------- ----------- --------- -----------
Delinquency Period
  30-59 Days....................          107  $   48,857        486  $  197,046       199 $   76,666
  60-89 Days....................           24      11,747         55      28,746        38     15,834
  90 Days or More*..............           48      30,333         20      13,294        15      8,300
                                    ---------- ---------- ---------- ----------  --------- ----------
     Total Delinquency..........          179  $   90,937        561  $  239,086       252 $  100,800
                                    ========== ========== ========== ===========  ======== ==========

Delinquencies as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................        3.67%       4.89%      3.13%       3.54%     2.25%      2.23%

Loans in Foreclosure............           29    $ 18,879         36    $ 24,910        36   $ 33,135

Loans in Foreclosure as Percent
  of Number of PrimeFirst
  Loans and Principal Amount
  Outstanding...................        0.60%       1.02%      0.20%       0.37%     0.32%      0.73%

---------------------------------
* Does not include loans subject to bankruptcy proceedings.



                                         PRIMEFIRST(R)LOAN LOSS EXPERIENCE
                                              (Dollars in Thousands)

                                                      Year Ended            Year Ended             Year Ended
                                                     December 31,          December 31,           December 31,
                                                         2001                  2000                   1999
                                                     ------------          ------------           ------------
Average Principal Balance of PrimeFirst Loan
  Portfolio.......................................     $2,065,866            $5,638,477            $4,467,879
Average Number of PrimeFirst Loans Outstanding
  During the Period...............................          5,450                14,570                11,243
                                                     ------------           -----------           ------------
Gross Charge-offs.................................       $  5,153                 $ 885               $ 5,578

Recoveries........................................          4,226                     0                    16
                                                     ------------           -----------           ------------
Net Charge-offs...................................      $     927                 $ 885                 $5,562
                                                     ============           ===========           ============
Net Charge-offs as a Percent of Average
  Principal Balance Outstanding...................          0.04%                 0.02%                  0.12%


     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs--Delinquency and Loan Loss Experience" on page 69 and 70 of the Prospectus are hereby updated, in their entirety, as follows:

                                        Revolving Credit Line Loan Delinquency Experience
                                                      (Dollars in Thousands)

                                        Year ended         Year ended          Year ended         Year ended          Year ended
                                       December 31,       December 31,        December 31,       December 31,        December 31,
                                           1997               1998                1999               2000                2001
                                       ------------       ------------        ------------       ------------        ------------
Number of Revolving Credit
  Line (RCL) Loans Serviced                  31,395             30,571              31,517             33,863               6,700
Aggregate Loan Balance of
  RCL Loans Serviced                     $1,387,217         $1,191,938          $1,202,594         $1,313,527            $308,240
Loan Balance of RCL Loans
  2 months Delinquent                        $5,450             $6,634              $6,427             $8,137              $7,327
Loan Balance of RCL Loans
  3 months or more Delinquent(1)            $44,104            $31,348             $22,863            $18,782              $7,860
Total of 2 months or more
  Delinquent as a % of Loan
  Balance of RCL Loans                        3.57%              3.19%               2.44%              2.05%               4.93%




                                            Revolving Credit Line Loan Loss Experience
                                                      (Dollars in Thousands)

                                     Year ended      Year ended      Year ended      Year ended    Year ended
                                     December 31,    December 31,    December 31,    December 31,  December 31,
                                         1997            1998           1999             2000          2001
                                    -------------    ------------    ------------    ------------  -------------
Number of Revolving Credit Line
  Loans Serviced                          31,395           30,571          31,517          33,863          6,700
Aggregate Loan Balance of RCL
  Loans Serviced                    $  1,387,217     $  1,191,938    $  1,202,594    $  1,313,527   $    308,240
For the Period:
  Gross Charge-offs Dollars         $      4,269     $      2,756    $      4,445    $      3,884   $      1,037
Percentage(2)                              0.31%            0.23%           0.37%           0.30%          0.34%
-------------
(1)      Includes Bankruptcy and Foreclosure.
(2)      As a percentage of aggregate balance of revolving credit line loans serviced.



     The first two tables set forth after the first paragraph under the heading "MLCC and its Mortgage Programs-Dime Revolving Credit
Loans-Delinquency and Loan Loss Experience" on pages 75 and 76 of the Prospectus are hereby deleted.

     The information contained in the tables entitled "Statistics Data Adjustable Group 1 Loan Principal Balances", "Range of Adjustable Group 1 Margins" and "Statistics Data Fixed Group 1 Loan Principal Balances" under the heading "The Mortgage Pools" on pages 45, 48 and 50, respectively, of the Prospectus are hereby updated to indicate, as of December 31, 2001, the Mortgage Loan Balances and margins of the Mortgage Loans:

                         Adjustable Group 1 Loan Principal Balances as of December 31, 2001



                                                                                                   % of Adjustable Group
                                                                                                   1 Loans by Principal
Range of Principal Balances              Number of Loans                    Principal Balance             Balance
---------------------------           --------------------------  ------------------------------   ---------------------
$0-49,999.99                                     7                                  $ 199,750.58                   0.27%
$50,000-74,999.99                                2                                    123,282.04                   0.17%
$75,000-99,999.99                                6                                    579,232.42                   0.79%
$100,000-149,999.99                             29                                  3,688,128.27                   5.00%
$150,000-199,999.99                             22                                  3,900,102.85                   5.29%
$200,000-249,999.99                             26                                  5,773,695.18                   7.83%
$250,000-299,999.99                             16                                  4,398,397.29                   5.97%
$300,000-349,999.99                             16                                  5,123,193.40                   6.95%
$350,000-399,999.99                              6                                  2,241,759.23                   3.04%
$400,000-449,999.99                              8                                  3,365,508.28                   4.57%
$450,000-499,999.99                              9                                  4,348,150.09                   5.90%
$500,000-549,999.99                              4                                  2,022,295.20                   2.74%
$550,000-599,999.99                              3                                  1,754,567.75                   2.38%
$600,000-649,999.99                              6                                  3,731,268.74                   5.06%
$650,000-699,999.99                              3                                  2,074,455.09                   2.82%
$700,000-749,999.99                              3                                  2,192,851.56                   2.98%
$750,000-799,999.99                              4                                  3,137,583.81                   4.26%
$800,000-849,999.99                              1                                    840,657.26                   1.14%
$850,000-899,999.99                              2                                  1,726,305.98                   2.34%
$900,000-949,999.99                              2                                  1,843,871.62                   2.50%
$950,000-999,999.99                              4                                  3,913,879.30                   5.31%
$1,000,000-1,099,999.99                          3                                  3,017,000.00                   4.09%
$1,200,000-1,299,999.99                          2                                  2,542,843.98                   3.45%
$1,300,000-1,399,999.99                          1                                  1,399,416.67                   1.90%
$1,400,000-1,499,999.99                          1                                  1,499,995.88                   2.04%
$1,500,000-1,599,999.99                          1                                  1,513,201.57                   2.05%
$1,900,000-1,999,999.99                          1                                  1,999,157.99                   2.71%
$4,000,000-4,999,999.99                          1                                  4,749,999.98                   6.45%
                                      ----------------------------------------------------------------------------------
               TOTALS                          189                                $73,700,552.01                 100.00%
                                      ==================================================================================


                                 Adjustable Group 1 Margins as of December 31, 2001

                                                                                                    % of Adjustable Group
                                                                                                    1 Loans by Principal
               Margin                     Number of Loans                    Principal Balance             Balance
               ------                 --------------------------  ------------------------------   ---------------------
               -0.250%                          16                           $16,335,221.20                  22.17%
               -0.125%                          26                            17,306,416.90                  23.48%
                0.000%                          60                            19,579,783.27                  26.57%
                0.250%                          48                             9,715,635.32                  13.18%
                0.500%                          36                             4,276,239.35                   5.80%
                0.750%                           1                               237,260.11                   0.32%
                1.500%                           2                             6,249,995.86                   8.48%
                                      ------------------------------------------------------------------------------
               TOTALS                          189                           $73,700,552.01                 100.00%
                                      ==============================================================================
-------------------------
(1)       The Margin is added to or subtracted from (as indicated) the applicable Prime Index to arrive at the
          Mortgage Rate, except when the Margin is equal to or greater than 1.50%, in which case it is added to the applicable Six-Month LIBOR Index; provided that the Underlying Mortgage Rate will not exceed 12.00%,
          15.00% or 18.00% per annum, as applicable. See "Summary of the Terms of the Class A Certificates--Group 1
          Loans" and "MLCC and its Mortgage Programs--PrimeFirst and Fixed Rate Mortgage Loans" herein.




                            Fixed Group 1 Loan Principal Balances as of December 31, 2001

                                                                                                     % of Adjustable Group
                                                                                                     1 Loans by Principal
     Range of Principal Balances           Number of Loans                    Principal Balance             Balance
     ---------------------------       --------------------------  ------------------------------   ---------------------
$0-49,999.99                                    1                               $ 35,465.91                       1.36%
$50,000-99,999.99                               1                                 83,611.80                       3.21%
$100,000-149,999.99                             5                                649,529.32                      24.89%
$150,000-199,999.99                             4                                719,514.83                      27.57%
$250,000-299,999.99                             4                              1,121,376.36                      42.97%
                                      ---------------------------------------------------------------------------------
               TOTALS                           15                            $2,609,498.22                     100.00%
                                      =================================================================================


     The table entitled "Statistics Data Group 2 Loan Principal Balances" under the heading "The Mortgage Pools" on page 56 of the Prospectus is hereby deleted because there are no outstanding Group 2 Loans.

     Additionally, the information contained in the table entitled "Group 1 Certificate Characteristics" under the heading "Description of the Pooled Certificates" on page 30 of the Prospectus is hereby updated to indicate, as of December 31, 2001, the Certificate Characteristics and the table entitled "Group 2 Certificate Characteristics" is hereby deleted because there are no outstanding Group 2 Certificates.

                                                         Subordinate 1994A
                                     Group 1 Certificate Characteristics as of December 31, 2001

                              Parties to
                              Pooling and     Type of                              Original Senior
                  Month of     Servicing      Mortgage                                  Mortgage          Original Pooled
        Series    Servicing    Agreement        Loan      Original Pool Balance   Certificates Balance   Certicates Balance
        1991F        6/91         (3)            (4)          $ 275,922,834         $ 267,645,149          $ 8,277,685

        1992A        2/91         (3)            (4)          $ 254,696,872         $ 247,692,708          $ 7,004,164

        1992C        5/92         (3)            (4)          $ 192,556,636         $ 188,223,000          $ 4,333,636

        1992F        6/92         (3)            (4)          $ 307,013,073         $ 297,802,000          $ 9,211,073

        1993B        2/93         (3)            (4)          $ 287,950,988         $ 278,600,000          $ 9,350,988

        1993C        3/93         (3)            (4)          $ 272,072,855         $ 264,585,000          $ 7,487,855

        1993E        6/93         (3)            (4)          $ 226,724,904         $ 221,241,592          $ 5,483,312
--------------------------------------------------------------------------------------------------------------------------

        Totals                                              $ 1,816,938,162       $ 1,765,789,449         $ 51,148,713
==========================================================================================================================


                                                                          Originalal                            Current
                                                                            Pooled         Current Pooled       Pooled
                                                                         Certificates       Certificates      Certificates
                                   Current Senior                        Balance as a       Balance as a      Balance as a
                                      Mortgage         Current Pooled    % of Original     % of Original        % of the
                  Current Pool      Certificates        Certificates      Principal          Principal        Respective
        Series    Balance(1)          Balance(1)           Balance         Balance             Balance          Total(1)
        1991F         (5)                 (5)                 (5)            3.00%               (5)               (5)

        1992A         (5)                 (5)                 (5)            2.75%               (5)               (5)

        1992C         (6)                 (6)                 (6)            2.25%               (6)               (6)

        1992F     $ 26,849,949         $ 26,849,949            $ -           3.00%              0.00%             0.00%

        1993B         (5)                  (5)                 (5)           3.25%               (5)               (5)

        1993C     $ 22,163,846         $ 14,675,991        $ 7,487,855       2.75%             33.78%            57.73%

        1993E     $ 27,296,255         $ 21,812,943        $ 5,483,312       2.42%             20.09%            42.27%
--------------------------------------------------------------------------------------------------------------------------

        Totals    $ 76,310,050         $ 63,338,883       $ 12,971,167       2.82%             17.00%           100.00%
==========================================================================================================================



                                                                     Principal       CPR for the
                                                       Mortgage      Balance of       Mortgate
                                        60+ Day        Loans in       Loans in        Loans in
                    30-59 Day        Delinquencies    Foreclosure    Foreclosure     the Series
        Series    Delinquencies(1)        (1)             (1)            (1)            (2)
        1991F           (5)               (5)             (5)            (5)            (5)

        1992A           (5)               (5)             (5)            (5)            (5)

        1992C           (6)               (6)             (6)            (6)            (6)

        1992F      $ 1,851,501        $     -             $ -            $ -            23.74%

        1993B           (5)               (5)             (5)            (5)            (5)

        1993C        $ 564,660        $   963,000         $ -            $ -            13.16%

        1993E      $ 1,210,130        $ 1,294,000         $ -            $ -            26.68%
-------------------------------------------------------------------------------------------------

        Totals     $ 3,626,291        $ 2,257,000           -            $ -            N/A
=================================================================================================


(1)  As of December 31, 2001 (after the January 15, 2002 distribution).
(2) The CPR is the constant rate of prepayment each month, expressed as per annum percentage of the schedule principal balance of the pool of mortgage loans for that month for the period from the creation of the Series to December 31, 2001.
(3) Merrill Lynch Mortgage Investors, Inc., as depositor, MLCC, as Servicer, and Bankers Trust Company of California, N.A. (in the case of 1991F, Bank of America National Trust and Savings Association), as Underlying Trustee.
(4) The Mortgage Loans in all Series are adjustable rate PrimeFirst loans, except that series 1993E contains $2,609,498 principal amount of fixed rate Mortgage Loans as of December 31, 2001. See "The Mortgage Pools-Group 1 Loans."
(5)  Series was terminated during 2000.
(6)  Series was terminated during 2001.





           The date of this Prospectus Supplement is April 26, 2002.